Exhibit 5.1
JENKENS & GILCHRIST A PROFESSIONAL CORPORATION 1445 ROSS AVENUE SUITE 3200 DALLAS, TEXAS 75202 (214) 855-4500 FACSIMILE (214) 855-4300 WWW.JENKENS.COM
AUSTIN, TEXAS
(512) 499-3800
CHICAGO, ILLINOIS
(312) 425-3900
HOUSTON, TEXAS
(713) 951-3300
LOS ANGELES, CALIFORNIA
(310) 820-8800
PASADENA, CALIFORNIA
(626) 578-7400
SAN ANTONIO, TEXAS
(210) 246-5000
WASHINGTON, D.C.
(202) 326-1500

July 14, 2005

Western Goldfields, Inc.
961 Matley Lane, Suite 120
Reno, Nevada 89502

Re:	Western Goldfields, Inc. - Registration Statement on Form SB-2

Gentlemen:

We have acted as special counsel to Western Goldfields, Inc., an Idaho corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) relating to resales from time to time by the selling security holders named in the Registration Statement, pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission promulgated under the Securities Act of 1933, as amended (the “Act”), of 1,500,000 shares of (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), issuable upon conversion of (i) outstanding shares of the Company’s Series “A-1” Convertible Preferred Stock, par value $0.01 per share (the “Preferred Stock”), and (ii) 500,000 shares of Preferred Stock issuable upon the exercise of warrants.

In connection therewith, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Bylaws of the Company, in each case as amended to date; (ii) copies of resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares and the preparation and filing of the Registration Statement and related matters; (iii) the Registration Statement, and all exhibits thereto; and (iv) such other documents, instruments and confirmations as we have deemed necessary for the expression of the opinions herein contained. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates of officers or other representatives of the Company.

Jenkens & Gilchrist
A PROFESSIONAL CORPORATION

Based upon and subject to the foregoing, we are of the opinion that, when issued and delivered in accordance with the terms of the Articles of Incorporation of the Company, the Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are specifically limited to the laws of the State of Idaho and the federal laws of the United States of America. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments which may be brought to our attention after the effective date of the Registration Statement and which may alter, affect or modify the opinion expressed herein.

Very truly yours, /s/ JENKENS & GILCHRIST, P.C. JENKENS & GILCHRIST, P.C.